Exhibit 9(a)(2)

                           SCUDDER SERVICE CORPORATION
                   FEE INFORMATION FOR SERVICES PROVIDED UNDER
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                            Scudder Family of Funds

Annual maintenance fee for each account

1/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any account which at any time during the month had a share balance in the fund. The minimum monthly charge to any portfolio is $1,000.

      Monthly Market Funds*                     $28.90
      Monthly Income Funds                       25.00
      Quarterly Distribution Funds               20.40
      Annual Distribution Funds                  17.55

Other fees

New Account Set Up                              $ 3.15 each
Disaster Recovery                                 0.25 per year
Closed Accounts                                   1.20 per year
TIN Certificates                                  0.15 each
TIN Maintenance                                   0.25 each
Check Writing:
      Set Up                                      5.00 per account
      Retail Check Clearance                      0.96 per check
      Corporate Check Clearance                   0.46 per check
Payroll Deduction Processing System (PDPS):
      Annual Base Fee                             240,000.00
      Annual Maintenance:

            IRA                                   6.00 per account
            403B                                  7.00 per account
            401K                                  8.00 per account

Out of pocket expenses shall be reimbursed by the fund to Scudder Service Corporation or paid directly by the fund. Such expenses include but are not limited to the following:

      Telephone (portion allocable to servicing accounts)
      Postage, overnight service or similar services
      Stationery and envelopes
      Shareholder Statements - printing and postage
      Checks - stock supply, printing and postage
      Data circuits
      Lease and maintenance of S.A.I.L. and Easy Access
      Forms
      Microfilm and microfiche
      Expenses incurred at the specific direction of the fund

Payment

The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

On behalf of the Funds listed in
  Attachment A:                          Scudder Service Corporation:


By /s/ David S. Lee                      By /s/ Daniel Pierce
   ---------------------------              ------------------------------------

Date October 2, 1989                     Date October 2, 1989


* SCIT per account change is $25.78